AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of August 2007, by and among each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II L.P., Wynnefield Capital Management LLC, Wynnefield Capital Inc., Nelson Obus, and Joshua Landes on the one hand (collectively, the “Wynnefield Persons”), and each of Goldsmith & Harris Incorporated, Goldsmith & Harris Asset Management LLC, Goldsmith & Harris Capital Appreciation LLC, Philip W. Goldsmith, Jay R. Harris and Armand B. Erpf on the other hand (collectively, the “G&H Persons” together with the Wynnefield Persons, each a “Reporting Person”, and collectively, the “Reporting Persons”).

 WHEREAS, the Reporting Persons entered into a Voting Agreement dated April 2, 2007 and as further amended on May 16, 2007 (collectively, the “Voting Agreement”), pursuant to which the Reporting Persons agreed, among other things, to (i) vote at the 2007 Annual Meeting of Breeze-Eastern Corporation (“Breeze-Eastern”) all of the shares of stock of Breeze-Eastern which the parties and their respective affiliates beneficially own (the “Shares”) for four director nominees (the “Nominees”) to be agreed to by the parties; and (ii) to file with the Securities and Exchange Commission a joint Schedule 13D reporting that such parties have formed a group for the primary purpose of voting the Shares in favor of the Nominees;

WHEREAS, the Reporting Persons entered into a Joint Filing Agreement dated April 2, 2007 and as further amended on May 16, 2007 (collectively, the “Joint Filing Agreement”), pursuant to which the Reporting Persons agreed, among other things, to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the common stock of Breeze Eastern that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings;

WHEREAS, the Reporting Persons have reached a settlement with Breeze-Eastern pursuant to which the Nominees have been nominated for election to its board of directors; and

WHEREAS, each of the Wynnefield Persons and the G&H the Reporting Persons desire to enter into an agreement granting each other a right of first refusal with respect to proposed sales or transfers of the Shares beneficially owned by the respective Reporting Persons.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Termination of Agreements. Each of the Reporting Persons hereby agrees to terminate each of the Voting Agreement and the Joint Filing Agreement and confirms that, as of the date hereof, such agreements have been terminated and cease to be of further effect.

2. Release and Discharge. Each of the Reporting Persons hereby mutually and unconditionally releases and discharges each other from all of its obligations under each of the Voting Agreement and the Joint Filing Agreement.

3. Right of First Refusal. Each of the Wynnefield Persons and the G&H Persons agree that prior to seeking to sell, gift or otherwise transfer, in each case to an unaffiliated entity (a “Transfer”), whether in one or more transactions, any of the Shares or any rights (including, but not limited to voting rights) thereto they respectively own (the “Offered Interests”), the Wynnefield Persons or the G&H Persons, as the case may be (the “Selling Party”), shall either obtain a bona fide written offer or memorandum of the Transfer of such Offered Interests stating the terms and conditions on which the Transfer is to be made (the “Bona Fide Offer”) or, if no Bona Fide Offer has been obtained, at the Market Price (as hereinafter defined). Each Selling Party agrees to thereupon give prompt written notice (the “Sale Notice”) to the non-selling party (the “Non-Selling Party”) of its intention to sell the Offered Interests, together with a copy of the Bona Fide Offer and the name of the party making such Bona Fide Offer, if any. The Non-Selling Party shall have the right (a “Right of First Refusal”) to collectively purchase all of the Offered Interests proposed to be sold by such Selling Party at the price and on the terms set forth in the Bona Fide Offer or, if no Bona Fide Offer has been made, at the Market Price, by giving notice to the Selling Party within three (3) business days after receiving the Sale Notice (the “Acceptance Period”). If the Non-Selling Party gives timely written notice to the Selling Party of its desire to exercise this Right of First Refusal, the closing shall take place on the later of the date set forth for closing in the Bona Fide Offer, if set forth, or within three (3) business days after the Non-Selling Party notifies the Selling Party of its intention to exercise this Right of First Refusal. Each Selling Party understands that if, and only if, the Non-Selling Party does not timely exercise the Right of First Refusal, and provided that each of the other terms hereof have been satisfied, such Selling Party shall thereupon be entitled to consummate the Transfer of the Offered Interests to the party making the Bona Fide Offer: (i) on the terms set forth in the Bona Fide Offer or at a price and terms which are more favorable to the Selling Party, or (ii) at the Market Price on the date the Shares are sold in a market transaction during the ten day period , if no Bona Fide Offer has been obtained by the Selling Party, only within the ten (10) day period following the expiration of the Acceptance Period. Notwithstanding the foregoing, each party hereto understands and agrees that (a) if a Selling Party does not consummate the sale of the Offered Interests to the party described in, and pursuant to the other terms of, the Bona Fide Offer delivered to Non-Selling Party within such ten (10) day period or (b) the terms of the Transfer of the Offered Interests are modified to be less favorable to the Selling Party after delivery of the Sales Notice where a Bona Fide Offer has been obtained by the Selling Party, such Sales Notice shall be of no force and effect and the Selling Party shall not Transfer the Offered Interests without again complying with the terms of this Section 3, including, without limitation, providing Non-Selling Party with a new Sales Notice pursuant to the terms hereof. For purposes of this Agreement, “Market Price” shall mean the closing “bid” price of the Shares on the principal exchange (including the Nasdaq Global Market or Nasdaq Capital Market) on which such Shares trade, on the date the Sale Notice is sent to the Non-Selling Party (except as otherwise provided herein), or if such Shares do not then trade on an exchange, the last closing bid price quoted on the OTC or Bulletin Board, as the case may be. Each of the Wynnefield Persons and the G&H Persons expressly acknowledge and agree that any transfer or sale of Shares to any of their respective affiliated entities shall not be deemed a Transfer of Offered Interests and will not be subject to the provisions of this Section 3.

4. Representations and Warranties. Each of Reporting Person represents and warrants to each other party to this Agreement that the execution, delivery and performance by each Reporting Person to this Agreement has been duly authorized by any necessary action and constitutes the legal, valid and binding obligation of such party. Each Reporting Person represents and warrants to the other parties hereto that they are not now a party to any agreement, or other restriction which restricts such party from entering into this Agreement.

5. Termination. This Agreement shall terminate on the earlier of (i) written agreement of the Reporting Persons; and (ii) the second anniversary of the date of this Agreement.

6. Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be fully performed therein. This Agreement shall be binding upon and enforceable by the successors and/or assigns of the parties hereto.

(b)  This Agreement constitutes the entire agreement between the parties in connection with the matters set forth herein and cannot be amended, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Agreement and signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

(c)  If any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

(d)  This Agreement may be executed in any number of counterparts, which together shall constitute one agreement.

(e) All notices, correspondence and information related to this Agreement should be sent to the parties at the addresses set forth below:

if to the Wynnefield Persons:

Wynnefield Partners Small Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, New York 10123
Attention: Nelson Obus

Attention: Nelson Obus

if to the G&H Persons:

Goldsmith & Harris Incorporated
80 Pine Street
New York, NY 10005
Attention: Philip W. Goldsmith

In all cases with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey S. Tullman, Esq.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Wynnefield Partners Small Cap Value, L.P. By: Wynnefield Capital Management LLC, its General Partner By: /s/ Nelson Obus Nelson Obus, Co-Managing Member	Wynnefield Partners Small Cap Value, L.P. I By: Wynnefield Capital Management LLC, its General Partner By: /s/ Nelson Obus Nelson Obus, Co-Managing Member
Wynnefield Small Cap Value Offshore Fund, Ltd. By: Wynnefield Capital, Inc. By: /s/ Nelson Obus Nelson Obus, President	Wynnefield Capital Management, LLC By: /s/ Nelson Obus Nelson Obus, Co-Managing Member
Wynnefield Capital, Inc. By: /s/ Nelson Obus Nelson Obus, President	Channel Partnership II, L.P. By: /s/ Nelson Obus Nelson Obus, General Partner
/s/ Joshua H. Landes Joshua H. Landes	/s/ Nelson Obus Nelson Obus

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GOLDSMITH & HARRIS INCORPORATED

By:	/s/ Philip W. Goldsmith
Philip W. Goldsmith, Chairman

GOLDSMITH & HARRIS ASSET MANAGEMENT, LLC

By:	/s/ Philip W. Goldsmith
Philip W. Goldsmith, Managing Director

GOLDSMITH & HARRIS CAPITAL APPRECIATION, LLC

By:	/s/ Philip W. Goldsmith
Philip W. Goldsmith, Managing Director

/s/ Philip W. Goldsmith
Philip W. Goldsmith

/s/ Jay R. Harris
Jay R. Harris

/s/ Armand B. Erpf
Armand B. Erpf